Exhibit 5.1

May 29, 2009

Endo Pharmaceuticals Holdings Inc.
100 Endo Boulevard
Chadds Ford, PA 19317

Re:	Endo Pharmaceuticals Holdings Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Endo Pharmaceuticals Holdings Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the preparation of a registration statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”), on May 29, 2009, relating to the registration by the Company of 80,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) that may be issued upon the exercise of options granted under the Endo Pharmaceuticals Holdings Inc. Stock Option Agreement, dated June 1, 2009, between the Company and Alan Levin (the “Stock Option Agreement”), and 43,500 shares of Common Stock (together with the 80,000 shares subject to the Stock Option Agreement, the “Shares”), that may be issued upon the settlement of restricted stock units under the Endo Pharmaceuticals Holdings Inc. Endocentive Stock Award Agreement, dated June 1, 2009, between the Company and Alan Levin (the “Stock Award Agreement”), in each case, to Alan Levin in connection with his appointment as the Executive Vice President and Chief Financial Officer of the Company, effective on June 1, 2009.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following: (i) the Stock Option Agreement and the Stock Award Agreement (collectively the “Plans”); (ii) the Registration Statement on Form S-8 in the form to be filed with the Commission on the date hereof; (iii) the specimen common stock certificate representing shares of Common Stock; (iv) the Amended and Restated Certificate of Incorporation of the Company, dated June 26, 2008 and currently in effect,

Endo Pharmaceuticals Holdings Inc.
May  29, 2009

certified by the Secretary of State of the State of Delaware; (v) the Amended and Restated By-Laws of the Company, dated as of March 25, 2008 and currently in effect, certified by the Secretary of the Company (the “By-Laws”); (vi) a certificate, dated as of May 27, 2009, from the Secretary of State of the State of Delaware, and a facsimile bring down thereof, dated as of May 29, 2009, as to the existence and good standing in the State of Delaware of the Company; (vii) certain resolutions of the Board of Directors of the Company, adopted on May 5, 2009, relating to the Plans and (viii) the certificate of Caroline B. Manogue, the Executive Vice President, Chief Legal Officer and Secretary of the Company, dated as of the date hereof.  We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion set forth below, we have assumed that the certificates evidencing the Shares will be signed by one of the authorized officers of the Company and registered by the transfer agent and will conform to the specimen certificate examined by us evidencing the Common Stock.  We have also assumed that the issuance of the Shares has been properly recorded in the books and records of the Company pursuant to the terms of the By-Laws.  We have also assumed that the Shares will be issued in accordance with the terms of the Plans for consideration in an amount at least equal to the par value of such Shares.

We do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Delaware.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when the Shares are issued and paid for by the participant of the Plans as contemplated by the Plans and in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement on Form S-8.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Skadden, Arps, Slate, Meagher & Flom LLP

/s/ Skadden, Arps, Slate, Meagher & Flom LLP